July 19, 2001

NEWS RELEASE to Lexington Herald-Leader
By John S. Shropshire, Chairman, President & CEO


First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the second quarter ended June 30, 2001.

Net income for the three months ended June 30, 2001 was $326,000, or 22 cents per share, compared to $253,000, or 17 cents per share, for the first quarter ended March 31. Net income for the quarter ended June 30, 2000 was $117,000, or $0.12 per share. For the six months ended June 30, 2001, net income was $579,000, or $0.40 per share, compared to $335,000, or $0.34 per share, for the six months ended June 30, 2000.

Total assets were $160.1 million, a 5.4% increase from $151.9 million at March 31, 2001 and up 39.3% from $114.9 million a year ago. Deposits decreased slightly by 0.5% from $132.2 at March 31, 2001, to $131.6 million at June 30, 2001, but grew 28.1% from $102.7 million a year ago. Net loans increased from $113.5 million at March 31, 2001 to $125.2 million at June 30, 2001, an increase of 10.3%, and were up $30.5 million, or 32.2%, from $94.7 million in net loans at June 30, 2000.

First Security Bank has received regulatory approval to relocate its main downtown office from 400 East Main Street to 318 East Main Street and to open a new branch in the Palomar Centre. These locations are expected to open in September and October, respectively.

First Security is also pleased to announce the addition of Nick Rowe to its Board of Directors. Mr. Rowe is the Vice President Operations, Kentucky-American Water Company. He is the Chairman of the Governor's Higher Education Nominating Committee and the Chair Elect of the Greater Lexington Chamber of Commerce. Mr. Rowe also serves on the Board of Directors of the United Way of the Bluegrass and the YMCA, Beaumont Branch.